UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
Peachtree Alternative Strategies Fund

225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

Telephone Number (including area code):
(800) 657-3812

Name and address of agent for service of process:

Ford Donohue, President and Principal Executive Officer
Peachtree Alternative Strategies Fund
225 Pictoria Drive, Suite 450
Cincinnati, OH 45246

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [   ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Atlanta and the State of Georgia on the 23rd day of August, 2016.

Peachtree Alternative Strategies Fund

		By:	/s/ Ford Donohue
Ford Donohue
President and Principal Executive Officer
Attest:	/s/ Stephanie Lang
Stephanie Lang, Initial Trustee